CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 86 to the Registration Statement No. 333-05593 on Form N-4 (“Registration Statement”) of Separate Account No. 49 of AXA Equitable Life Insurance Company, of our report dated April 17, 2017, relating to the financial statements of each of the Variable Investment Options of Separate Accounts No. 49 and No. 45 of AXA Equitable Life Insurance Company, and of our report dated March 24, 2017 relating to the consolidated financial statements of AXA Equitable Life Insurance Company, each of which appears in such Registration Statement. We also consent to the references to us under the heading “Custodian and Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

April 19, 2017